Exhibit 10.3

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT is made and entered into effective the 25th day of October, 2010, between AeroGrow International, Inc., a Nevada corporation (“AeroGrow” or the “Company”), Jack J. Walker (“Walker”), J. Michael Wolfe (“Wolfe”) and H. MacGregor Clarke (“Clarke”).  (Walker, Wolfe and Clarke shall be referred to individually as a “Guarantor” and collectively as “Guarantors” or “Indemnitees”).

Recitals

A.           The Company has undertaken a private placement of its 15% Convertible Notes in the maximum aggregate amount of $1.5 million (the “Notes”).

B.            The Company’s obligation to repay the Notes to the holders thereof (“Lenders”) has been guaranteed by Walker, Wolfe and Clarke pursuant to a Guaranty Agreement (the “Guaranty”).

C.           Guarantors have required as a condition to their Guaranty of the Company’s obligations under the Notes that the Company indemnify them against any liability they may incur as a result of their Guaranty.

1.           NOW, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency whereof are hereby acknowledged, the Company, for itself, its successors and assigns, (“Indemnitors”) hereby agrees to defend, indemnify and hold harmless Guarantors, together with their respective agents, representatives, successors and assigns, (“Indemnitees”) from and against any and all claims, debts, liabilities, obligations and damages of whatsoever kind or description, known or unknown, direct or indirect, at law or in equity, whether now existing or arising in the future, including any and all judgments and/or awards to which they may become subject under any federal, state or local statute, rule regulation or order, or at common law or otherwise, arising out of or in connection with their Guaranty of the Notes, or any act or omission related thereto,  for or on behalf of the Company; and the Company further agrees to defend, indemnify and hold harmless Indemnitees against any and all costs and expenses, including reasonable legal fees and costs incurred and related to the foregoing.

2.           Upon the occurrence of any event which would give rise to a claim by Indemnitees against, or to a rights of defense and indemnity against Indemnitor hereunder, or in the event that any suit, action, proceeding, investigation or claim is begun, made or instituted as a result of which Indemnitor may become obligated to Indemnitees hereunder, Indemnitees shall give written notice to Indemnitor of the occurrence of such event and shall identify Indemnitees’ choice of counsel to represent such  investigation, claim or proceedings, provided that the failure of Indemnitees to give notice  shall not affect the indemnification obligations of Indemnitor hereunder.  Indemnitees shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of Indemnitees’ choice (who shall be reasonably acceptable to Indemnitor). Indemnitor shall have the right, but not the obligaition, to participate at its own expense in the defense thereof by counsel of their choice.  Indemnitees shall not pay, acknowledge, compromise or settle any such claim without the consent of Indemnitor, unless such payment, acknowlegment, compromise or settlement results in a full and complete release and discharge of Indemnitor from any liability.

3.           All expenses incurred by Indemnitees for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, Indemnitees shall forward to Indemnitor written notice of any sums due and owing by them pursuant to this Agreement and Indemnitor shall pay all of the sums due and owing to Indemnitees within ten days of such notice.

INDEMNITOR

AeroGrow International, Inc.

By:   /s/ Jack J. Walker, Chairman and CEO

INDEMNITEES

/s/ Jack J. Walker
Jack J. Walker

/s/ J. Michael Wolfe
J. Michael Wolfe

/s/ H. MacGregor Clarke
H. MacGregor Clarke